                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                              HarCor Energy, Inc.
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                (Name of Registrant as Specified in its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:


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     (2) Aggregate number of securities to which transaction applies:


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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     (4) Proposed maximum aggregate value of transaction:


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     (5) Total fee paid:

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


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     (2) Form, Schedule or Registration Statement No.:


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     (3) Filing Party:


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     (4) Date Filed:


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


                              HARCOR ENERGY, INC.
                       4400 POST OAK PARKWAY, SUITE 2220
                             HOUSTON, TEXAS  77027

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 16, 1997

TO THE STOCKHOLDERS:

         The 1997 Annual Meeting of Stockholders (the "Annual Meeting") of HARCOR ENERGY, INC., a Delaware corporation (the "Company"), will be held on Monday, December 16, 1997, at 10:00 a.m., local time, at The Houstonian Club located at 111 North Post Oak Lane, Houston, Texas, for the following purposes:

                                       1.

         To elect two Directors of Class III of the Board of Directors to hold office until the year 2000 Annual Meeting of Stockholders and until their respective successors have been elected and qualified, or until their earlier resignation or removal; and

                                       2.

         To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.


         The Board of Directors intends to present for election as Directors the nominees named in the accompanying Proxy Statement.

         In accordance with the Bylaws of the Company, the Board of Directors has fixed the close of business on November 7, 1997, as the record date for the determination of stockholders entitled to vote at the Annual Meeting and to receive notice thereof. In compliance with Section 219 of the General Corporation Law of the State of Delaware, a list of the stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours for a period of ten (10) days prior to the Annual Meeting at the offices of the Company. The list of stockholders will be available for examination at The Houstonian Club on the day of the Annual Meeting from 10:00 a.m., local time, until adjournment of the Annual Meeting.

         All stockholders are cordially invited to attend the Annual Meeting.


                                             By Order of the Board of Directors,




                                             Gary S. Peck
                                             Secretary


November 14, 1997

ALL STOCKHOLDERS ARE URGED TO ATTEND THE ANNUAL MEETING IN PERSON OR BY PROXY. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING RETURN ENVELOPE. IF YOU RECEIVE MORE THAN ONE PROXY BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH SUCH PROXY SHOULD BE SIGNED AND RETURNED TO ASSURE THAT ALL YOUR SHARES WILL BE VOTED. THE PROXY SHOULD BE SIGNED BY ALL REGISTERED HOLDERS EXACTLY AS THE STOCK IS REGISTERED.





                             YOUR VOTE IS IMPORTANT

                      PLEASE COMPLETE YOUR PROXY CARD AND
                     RETURN IT IN THE POSTAGE-PAID ENVELOPE
                         ENCLOSED FOR YOUR CONVENIENCE





                                   FORM 10-K
                                  ____________


Although the Company's 1996 Annual Report on Form 10-K is included with this notice, a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as filed with the Securities and Exchange Commission, will be furnished without charge (excluding exhibits) to any stockholder upon written request to the Secretary, HarCor Energy, Inc., 4400 Post Oak Parkway, Suite 2220, Houston, Texas 77027.

                              HARCOR ENERGY, INC.
                       4400 POST OAK PARKWAY, SUITE 2220
                             HOUSTON, TEXAS  77027
                                 (713) 961-1804

                                PROXY STATEMENT


         This proxy statement is furnished to the stockholders of HarCor Energy, Inc., a Delaware corporation (the "Company"), for solicitation of proxies on behalf of the Board of Directors of the Company for use at the 1997 Annual Meeting of Stockholders (the "Annual Meeting") to be held December 16, 1997, and at any and all adjournments and postponements thereof. The purpose of the meeting and the matters to be acted upon are set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.

         Shares represented at the Annual Meeting by an executed and unrevoked proxy in the form enclosed, will be voted in accordance with the instructions contained therein. If no instructions are given on an executed and returned form of proxy, the proxies intend to vote the shares represented thereby in favor of each of the proposals to be presented to and voted upon by the stockholders as set forth herein, and in accordance with their best judgment on any other matter which may properly come before the Annual Meeting.

         Any proxy given by a stockholder may be revoked by such stockholder at any time before it is exercised by submitting to the Secretary of the Company a duly executed proxy bearing a later date, delivering a written notice of revocation to the Secretary of the Company or attending the Annual Meeting and voting in person.

         The cost of this solicitation of proxies is being borne by the Company. Solicitations will be made only by the use of the mail, except that, if deemed desirable, officers and regular employees of the Company may solicit proxies by telephone, telegraph or personal calls, without being paid additional compensation for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the Common Stock, par value $.10 per share, of the Company (the "Common Stock") held of record by such persons, and the Company will reimburse them for their reasonable expenses incurred in this connection.

         The Company's Annual Report on Form 10-K, including financial statements, for the year ended December 31, 1996, accompanies but does not constitute part of this proxy statement.

         The mailing to stockholders of this proxy statement and the enclosed proxy will commence on or about November 17, 1997.

                        VOTING SHARES AND VOTING RIGHTS

         Only holders of record of Common Stock at the close of business on November 7, 1997 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. At that date, there were outstanding 16,268,387 shares of Common Stock. The presence at the Annual Meeting of a majority of the voting power of outstanding shares of Common Stock, represented in person or by proxy, will constitute a quorum. Each holder of Common Stock shall have one vote for each share of Common Stock registered, on the record date, in such holder's name on the books of the Company.

         A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Accordingly, abstentions and broker non-votes will not affect the outcome of the election. All other matters to be voted on will be decided by the affirmative vote of a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote but, because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, a broker non-vote will have no effect on the vote.

                             ELECTION OF DIRECTORS

          The Board of Directors on October 17, 1997, reduced the total number of director positions of the Company from eight to seven directors, consisting of three Class I positions, two Class II positions and two Class III positions. Accordingly, there are now two expiring Class III positions.

         Two directors are to be elected at the Annual Meeting.  Messrs. Vinod
K. Dar and David E. K. Frischkorn, Jr. have been nominated to fill the two expiring Class III positions on the Board of Directors, to hold office until the year 2000 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified or until their earlier resignation or removal. Messrs. Dar and Frischkorn currently serve as directors of the Company.

         Mr. Robert A. Shore, who has served as a Class III director of the Company since July 1994, resigned from this position in March 1997 and thus will not stand for election as a Class III director at the 1997 Annual Meeting of the Stockholders.

         The Class I directors (Messrs. Harrington, Oakes and Roth) presently hold office until the 1998 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified or until their earlier resignation or removal. The Class II directors (Messrs. Cresci and Monell) presently hold office until the 1999 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified or until their earlier resignation or removal.

         Although the Board of Directors knows of no reason why either Mr. Vinod K. Dar or Mr. David E. K. Frischkorn, Jr., nominated to fill two of the expiring Class III positions, might be unable or refuse to accept nomination or election, if such situation arises, the persons named in the proxy have the right to use their discretion to vote for a substitute nominee or nominees designated by the Board of Directors. All of the nominees have consented to being named herein and to serve if elected.

         The names and ages of the Company's executive officers and directors, including the two nominees for election to the Board of Directors, the principal occupation or employment of each of them during at least the past five years and at present, the name and principal business of the corporation or other organization, if any, in which such occupation or employment is or was carried on, directorships of other public companies or investment companies held by them, and the period during which the directors have served in that capacity with the Company are set forth below.


                                                          Present Position                             Director
            Name                          Age             With the Company                              Since
            ----                          ---             ----------------                             --------
Mark G. Harrington  . . . . . . . . . .   44    Chairman of the Board of Directors and                   1987
                                                  Chief Executive Officer
Francis H. Roth . . . . . . . . . . . .   59    President, Chief Operating Officer and                   1989
                                                  Director
Gary S. Peck  . . . . . . . . . . . . .   45    Vice President - Finance &                               N/A
                                                  Administration, Chief Financial
                                                  Officer and Corporate Secretary
Albert J. McMullin  . . . . . . . . . .   41    Vice President - Land, Contracts and                     N/A
                                                  Acquisitions
Robert J. Cresci  . . . . . . . . . . .   53    Director                                                 1994
Vinod K. Dar* . . . . . . . . . . . . .   46    Director                                                 1992
David E. K. Frischkorn, Jr.*  . . . . .   46    Director                                                 1992
Ambrose K. Monell . . . . . . . . . . .   43    Director                                                 1987
Herbert L. Oakes, Jr. . . . . . . . . .   51    Director                                                 1992

___________________________________
* Nominee for election at Annual Meeting

        Mr. Harrington has been Chairman of the Board of Directors and Chief Executive Officer of the Company since May 1987. He also is President of Harrington and Company International Incorporated ("Harrington and Company"), an investment company which he founded in 1986. Harrington and Company is the general or managing partner of several limited partnerships which in the aggregate own less than 1% of the outstanding common stock of the Company. In 1977, he joined Carl H. Pforzheimer and Co., an investment banking firm, where he became a partner in 1980 and remained as a partner until December 1985. During his eight years with Carl H. Pforzheimer and Co., he worked in the firm's research and corporate finance departments. In 1984, Mr. Harrington helped organize Chipco Energy Corporation, the holding company for the firm's oil and gas assets. He was a director of HCO Energy Ltd., a Calgary, Alberta based independent public listed oil company from 1987 until 1997. Mr. Harrington holds a Bachelor of Business Administration degree and a Master of Business Administration degree, both in finance, from the University of Texas.

        Mr. Roth has been President and Chief Operating Officer of the Company since March 1989. Prior to that time, he served as Vice President - Production of the Company since July 1988. He has been employed in various engineering positions with both Amoco and Chevron in several geographic locations. Prior to joining the Company, he had been employed for 16 years by MCO Resources, Inc., an oil and gas company, in various positions, including General Manager of Operations and Engineering. He also served as Vice President of Drilling and Production and Engineering for MCOR Oil and Gas Corporation, a subsidiary of MCO Resources, Inc. Mr. Roth holds a Bachelor of Science degree in petroleum engineering from the University of Kansas, a Master of Science degree in petroleum engineering from the University of Oklahoma and a Master of Business Administration degree from the University of California.

        Mr. Peck joined the Company as Vice President - Finance and Chief Financial Officer in October 1989 and became Secretary in November 1989. Prior to joining the Company, Mr. Peck acted as a financial consultant to the Company. Mr. Peck was Director of Finance for Herbert L. Farkas Company (a multi-location furniture and business equipment concern) from 1987 to 1989 and was Vice President - Finance and Chief Financial Officer of RAWA, Inc. (a franchising and car rental company) from 1982 to 1987. Prior to that, Mr. Peck had approximately seven years' experience in oil and gas accounting management with Minoco Southern Corporation and MCO Resources, Inc. He graduated from California State University at Long Beach in 1977 with a Bachelor of Science degree in accounting and finance.

        Mr. McMullin joined the Company as Vice President - Land, Contracts and Acquisitions in August 1992. Prior to joining the Company, Mr. McMullin was a gas supply manager for Mitchel Marketing Company since 1991 and for Delhi Gas Pipeline Corporation during 1990 and 1991. Mr. McMullin also worked as an Accounts Manager for United Gas Pipeline from 1987 to 1989. From 1980 to 1985, Mr. McMullin worked for Atlantic Richfield Company as a landman. He holds a Bachelor of Arts degree in petroleum land management from the University of Texas and earned a Masters in Business Administration from the University of St. Thomas.

        Mr. Cresci has been a Managing Director of Pecks Management Partners Ltd., an investment management firm, since September 1990. Mr. Cresci currently serves on the boards of Bridgeport Machines, Inc., EIS International, Inc., Sepracor, Inc., Arcadia Financial, Ltd., Hitox, Inc., Garnet Resources Corporation, Meris Laboratories, Inc., Film Roman, Inc., Educational Medical, Inc., Source Media, Inc., Candlewood Hotel Co., Inc. and several private companies.

        Mr. Dar is currently a Managing Director of Hagler Bailly Consulting and a Senior Vice President of Hagler Bailly, Inc., the parent company of Hagler Bailly Consulting, an international management consulting firm he helped found in 1980. Mr. Dar was President and Chairman of Jefferson Gas Systems, Inc. (a natural gas and electric power co-investment concern) from 1991 to 1995, and the Managing Director of Dar & Company (a consulting firm to energy companies and financial institutions) from 1990 to 1995. He was also the Chairman of Sunrise Energy Services, Inc. between 1992 and 1994. Since 1980, Mr. Dar has held a variety of executive positions in the natural gas industry and with management consulting firms. He has been the Senior Vice President of American Exploration Company, an oil and gas firm, and Executive Vice President and Director of Hadson Corporation, a diversified public company. He was the founder and Chief Executive Officer of four major Hadson subsidiaries, Hadson Gas Systems, Hadson New Mexico, Hadson Liquid Fuels and Hadson Electric. He has a Bachelor of Science degree in engineering and a Master's degree in management and finance from MIT, where he also received his doctoral training
in economics.    See "Transactions with Related Parties"

        Mr. Frischkorn, Jr. has been Managing Director in the Energy Corporate Finance Department of Jefferies & Company, Inc. since August 1996. From 1992 to 1996, he was a Senior Vice President and Managing Director in the Energy Corporate Finance Department of Rauscher Pierce Refsnes, Inc., an investment banking firm. From 1988 to 1992, he was President of Frischkorn & Co., a Houston, Texas-based merchant banking firm specializing in oil and gas corporate finance services. Preceding that he served as Vice President, Energy Group of Kidder, Peabody & Company and Senior Vice President, Corporate Finance of Rotan Mosle, Inc. in Houston, Texas. He holds a Bachelor of Arts degree in economics and German from Tufts University and a Masters of Business Administration from Columbia. See "Transactions with Related Parties"

        Mr. Monell has been Vice President and a director of Harrington and Company since 1986. He has been active in the oil and gas industry since 1976. He graduated from the University of Virginia in 1976 with a Bachelor of Science degree in foreign affairs.

        Mr. Oakes is Managing Director and a principal of Oakes, Fitzwilliams & Co. Limited, a member of the London Stock Exchange, and which he founded in 1987. In 1973, he joined Dillon, Read & Co. Inc., an investment banking firm, in London. In 1982, he formed H. L. Oakes & Co. Limited specializing in arranging venture and development capital for U.S. and U.K. corporations. He is a director of The New World Power Corporation and a number of private corporations in the U.S. and the U.K.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

         The Board of Directors has established an Audit Committee and a Stock Option and Compensation Committee. The Company does not have a nominating committee.

         The current members of the Audit Committee are David E. K. Frischkorn, Jr. and Herbert L. Oakes, Jr. The responsibilities of the Audit Committee include reviewing the scope and results of audits by the Company's independent auditors, the Company's compliance with all accounting and financial reporting requirements, the Company's internal accounting controls, the scope of other services performed by independent auditors, and the cost of all accounting and financial services, and to make recommendations to the Board of Directors as to the appointment of the Company's independent auditors. The Audit Committee held one meeting during 1996.

         The current members of the Stock Option and Compensation Committee are Vinod K. Dar and Herbert L. Oakes, Jr. The functions of the Stock Option and Compensation Committee are to monitor the Company's executive compensation plans, practices and policies, including all salaries, bonus and stock option awards and fringe benefits, and to make recommendations to the Board of Directors as to changes in existing executive compensation plans and the formulation and adoption of new executive compensation plans. The Stock Option and Compensation Committee held one meeting during 1996.

         During the year ended December 31, 1996, the Board of Directors held three meetings. In 1996, each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which he served (in each case held during the periods that he served).

COMPENSATION OF DIRECTORS

         During 1996, nonemployee members of the Board of Directors received annual compensation of $10,000 plus $1,000 for each meeting of the Board of Directors attended in person ($250 per telephonic meeting) and reimbursement for their reasonable expenses incurred in connection with their duties and functions as directors. Directors of the Company who are also employees do not receive any compensation for their services as directors.

         On October 14, 1992, the Board of Directors adopted the Company's 1992 Nonemployee Directors' Stock Option Plan (the "Directors' Option Plan"). Under the Directors' Option Plan, upon the later of the effective date of the Directors' Option Plan or the date of their initial election or appointment to the Board of Directors, directors who are not employees of the Company were granted options to purchase 20,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Thereafter, and so long as the Directors' Option Plan is in effect, upon the completion of each full year of service on the Board of Directors, each nonemployee director continuing to serve as a director will automatically be granted an additional option to purchase 5,000 shares of Common Stock at an exercise price equal to 110% of the fair market value of the Common Stock on the date of grant. All options granted under the Directors' Option Plan vest in equal parts over two years.

         Upon the second anniversary of his election to the Board of Directors (July 6, 1996), Mr. Cresci was automatically granted an option to purchase 5,000 shares of Common Stock at an exercise price equal to $5.91 per share, 110% of the fair market value of the Common Stock on such date. Upon completion of their fourth full year of service after the effective date of the Directors' Option Plan (October 14, 1996), Messrs. Dar, Frischkorn and Monell were each automatically granted an option to purchase 5,000 shares of Common Stock at an exercise price equal to $6.46 per share, 110% of the fair market value of the Common Stock on such date. Upon the fourth anniversary of his initial election to the Board of Directors (November 17, 1996), Mr. Oakes was automatically granted an option to purchase 5,000 shares of Common Stock at an exercise price equal to $5.78 per share, 110% of the fair market value of the Common Stock on such date.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE TWO (2) NOMINEES FOR DIRECTOR NAMED HEREIN.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

         The following table sets forth information as to the number and percentage of shares of Common Stock owned beneficially as of October 31, 1997 by (i) each person known to the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each director and each nominee for election as a director, (iii) each Named Executive Officer and (iv) all directors and officers of the Company as a group. Unless otherwise indicated in the footnotes following the table, each named beneficial owner had sole voting and investment power over the shares of Common Stock shown as beneficially owned by them.


                                                                         Shares Owned
                                                                         Beneficially
                                                                            As of                   Percent
                Beneficial Owner(1)                                  October 31, 1997(2)            of Class
                -------------------                                  -------------------            --------
Robert J. Cresci (3)  . . . . . . . . . . . . . . . . . . . . .              37,500                     *
Vinod K. Dar (3)  . . . . . . . . . . . . . . . . . . . . . . .              52,500                     *
David E.K. Frischkorn, Jr.(3) . . . . . . . . . . . . . . . . .              47,500                     *
Mark G. Harrington(3)(4)  . . . . . . . . . . . . . . . . . . .             485,259                    2.9
Albert J. McMullin (3)  . . . . . . . . . . . . . . . . . . . .              56,000                     *
Ambrose K. Monell(3)  . . . . . . . . . . . . . . . . . . . . .              51,421                     *
Herbert L. Oakes, Jr.(3)  . . . . . . . . . . . . . . . . . . .              52,500                     *
Gary S. Peck(3) . . . . . . . . . . . . . . . . . . . . . . . .             174,500                    1.1
Francis H. Roth(3)  . . . . . . . . . . . . . . . . . . . . . .             222,125                    1.4
FMR Corp.(5)  . . . . . . . . . . . . . . . . . . . . . . . . .             905,000                    5.4
Trust Company of the West(6)  . . . . . . . . . . . . . . . . .           1,730,710                   10.6
Paulson Partners (7)  . . . . . . . . . . . . . . . . . . . . .           1,486,300                    9.1
Timothy R. Barakett(8)  . . . . . . . . . . . . . . . . . . . .           1,376,400                    8.5
All Directors and Officers as a group
   (9 persons)(4)(9)  . . . . . . . . . . . . . . . . . . . . .           1,494,303                    8.8

___________________________________
* Less than 1%

(1) Information with respect to beneficial ownership is based on information publicly available or furnished to the Company by each person included in this table.

(2) Includes, in each case, shares deemed beneficially owned by such persons or entities pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, because such persons or entities have the right to acquire such shares within 60 days upon the exercise of stock options or similar rights or because such persons or entities have or share investment or voting power with respect to such shares.

(3)     Includes, 27,500, 37,500, 37,500, 324,500, 47,500, 37,500, 37,500,
        89,500, and 134,000 shares for Messrs. Cresci, Dar, Frischkorn, Harrington, McMullin, Monell, Oakes, Peck, and Roth, respectively, purchasable within 60 days upon the exercise of stock options.

(4) Mr. Harrington is the Chief Executive Officer and Chairman of the Board of Directors of the Company. The number of shares indicated includes 8,595 shares deemed to be beneficially owned by Harrington and Company International Incorporated of which Mr. Harrington is the majority stockholder, the President and a director, and (a) 10,126 shares held by Harrington and Company E V Fund I, Ltd. and (b) 26,362 shares held by Harrington and Company E V Fund II, Ltd., both limited partnerships, of which Harrington and Company International Incorporated is the general or managing partner. As a result, voting and investment power over such shares may be deemed to be shared between Mr. Harrington and Harrington and Company International Incorporated. Mr. Harrington disclaims beneficial ownership of such shares.

(5) The principal business address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. Includes of 550,000 shares issuable upon exercise of a warrant granted to Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., as a result of Fidelity's acting as investment advisor to various investment companies registered under the Investment Company Act of 1940. FMR Corp. disclaims sole power to vote or direct the voting of the shares owned directly by the

        Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees. FMR Corp., through its control of Fidelity, and the Funds share the power to dispose of the 905,000 shares owned by the Funds.

(6) The business address of Trust Company of the West ("TCW") is 865 South Figueroa, Suite 1800, Los Angeles, CA 90017. Includes 256,351 shares purchasable within 60 days upon the exercise of a warrant held by TCW. Includes 1,474,359 shares beneficially owned by a General Mills pension fund, which shares TCW controls voting and investment power as Investment Manager and Custodian. TCW disclaims beneficial ownership of the 1,474,359 shares.

(7) The principal business address for Paulson Partners LP is 277 Park Avenue, 26th Floor, New York, NY 10172.

(8) The principal business address for Timothy R. Barakett is c/o Atticus Holdings, L.L.C. is 590 Madison Avenue, 32nd Floor, New York, NY 10022. Timothy R. Barakett is deemed, through sole voting and sole dispositive powers, to beneficially own 1,376,400 shares held in the aggregate by certain managed funds and accounts.

(9) Includes 773,000 shares purchasable within 60 days upon the exercise of stock options.

                             EXECUTIVE COMPENSATION

        The following table sets forth certain information regarding compensation earned during the last three years by the Company's Chief Executive Officer and each of the Company's three other most highly compensated executive officers (collectively, the "Named Executive Officers") based on salary and bonus earned in those years:

                           SUMMARY COMPENSATION TABLE

                                                                                    Long-Term
                                                       Annual Compensation            Awards
                                              ------------------------------------  ----------
                                                                      Other Annual  Securities   All Other
Name and                                                                Compen-     Underlying    Compen-
Principal Position                  Year      Salary        Bonus       sation(1)   Options(2)   sation(3)
------------------                  ----      ------        -----     ------------  ----------   ---------
Mark G. Harrington  . . . . . . . . 1996     $231,800      $80,908        $ -0-       75,000       $3,989
  Chairman of the Board             1995      190,000       70,417          -0-       50,000        3,699
  and Chief Executive               1994      190,000       62,500          -0-      148,750        3,699
  Officer

Francis H. Roth . . . . . . . . . . 1996      152,500       40,104          -0-       27,000        5,475
  President and Chief               1995      125,000       70,208          -0-       18,000        5,113
  Operating Officer                 1994      125,000       32,500          -0-       75,625        5,113

Gary S. Peck  . . . . . . . . . . . 1996      122,000       31,333          -0-       24,000        2,490
  Vice President-Finance &          1995      100,000       39,167          -0-       16,000        2,305
  Administration, Chief             1994      100,000       17,500          -0-       42,500        2,305
  Financial Officer and
  Corporate Secretary

Albert J. McMullin  . . . . . . . . 1996       89,910       15,000          -0-       15,000        1,908
  Vice President-Land,              1995       73,770        8,026          -0-       10,000         -0-
  Contracts & Acquisitions          1994       67,000        5,025          -0-       33,500         -0-

___________________________________

(1) Does not include perquisites and other personal benefits because the value of these items did not exceed the lesser of $50,000 or 10% of reported salary and bonus of any of the Named Executive Officers.

(2) No stock appreciation rights ("SARs") were granted to any of the Named Executive Officers during any of the years presented.

(3) Such amounts were premiums paid by the Company for annual disability insurance for each such officer.

STOCK OPTION GRANTS DURING 1996

        The following table provides details regarding stock options granted to the Named Executive Officers in 1996. The Company does not have any outstanding SARs.


                             OPTION GRANTS IN 1996

                                 Number of        % of Total
                                Securities         Options
                                Underlying        Granted to
                              Options Granted     Employees     Exercise or Base
           Name                   (#)(1)           in 1996      Price ($/Sh)(2)         Expiration Date
-------------------------    ----------------     ----------    ----------------    -------------------------
Mark G. Harrington  . . . .       75,000            37.9%           $5.16           September 25, 2001

Francis H. Roth . . . . . .       27,000            13.6%           $4.69           September 25, 2001

Gary S. Peck  . . . . . . .       24,000            12.1%           $4.69           September 25, 2001

Albert J. McMullin  . . . .       15,000             7.6%           $4.69           September 25, 2001

___________________________________

(1) Fifty percent of the options became exercisable on September 25, 1997 (the first anniversary of the date of grant), and the remaining 50% become exercisable on September 25, 1998. If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise of an option the optionee will be entitled to purchase, in lieu of the number and class of shares of common stock then covered by such option, the number and class of shares of stock and securities to which the optionee would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the optionee had been the holder of record of the number of shares of common stock then covered by such option. If there is a Corporate Change, as defined in the 1994 Stock Option Plan, then the Stock Option and Compensation Committee, acting in its sole discretion, has the following alternatives, which may vary among individual optionees: (1) accelerate the time at which options then outstanding may be exercised,
        (2) require the surrender to the Company by selected optionees of some or all of the outstanding options held by such optionees, in which event the Committee will thereupon cancel such options and pay to each optionee a certain amount of cash or (3) make such adjustments to the options then outstanding as the Committee deems appropriate to reflect such Corporate Change. Any adjustment provided for pursuant to this paragraph will be subject to any required stockholder action.

(2) The exercise price per share with respect to the stock options granted to Messrs. Roth, Peck and McMullin in 1996 is equal to the closing bid price of the common stock on the date of grant thereof, as quoted by the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ"). Pursuant to the terms of the 1994 Stock Option Plan, because Mr. Harrington was deemed to own more than 10% of the common stock, the exercise price per share of all options granted to him in 1996 was 110% of the closing bid price of the common stock on the date of grant thereof, as quoted by NASDAQ.

CHANGE-IN-CONTROL ARRANGEMENTS

        Effective April 9, 1997, pursuant to the authority granted by the Board of Directors to retain the Company's personnel necessary to maximize shareholder value in any potential sale process and effect an orderly transition, the Company entered into Severance Agreements (the "Agreements") with all employees, including the following Executive Officers; Mark G. Harrington, Francis H. Roth, Gary S. Peck and Albert J. McMullin. These Agreements were restated on October 17, 1997 to extend the term of the agreements through December 31, 1998. The Agreements only become effective if the Company is sold or a change of control occurs. The Agreements provide that the said Executive Officers agree to remain employed by the Company and to devote the their best efforts to the business affairs of the Company until (a) December 31, 1998, or until (b) the effective date of a "Change of Control" (as defined therein), whichever first occurs. If an Executive Officer leaves the Company's employment prior to the Effective Date, the Company is relieved of any severance obligation for such Officer. The Agreements further provide that the Executive Officers will not disclose or use any confidential information of the Company.

        Under the Agreements each of the Executive Officers is entitled to receive a lump sum severance payment equal to 1.5 times Total Cash Compensation (as defined) paid to such Executive Officer for the tax year 1996, if the employment of such Executive Officer either with the Company or any successors resulting from a Change of Control is terminated for any reason, including a voluntary termination by the Executive Officer, on or after the effective date of a "Change of Control". The Executive Officers are also entitled to current benefits under the Company's existing health and life insurance policies for six months after the effective date, or until such policies contractually expire due to the dissolution of the Company, whichever occurs first.

        The Agreements do not guarantee continued employment by the Company but permit the Company to terminate the Executive Officers' employment at any time for cause. Each Executive Officer has agreed, effective upon the payment of these severance benefits, to release the Company or any successors arising from a Change of Control from all employment or termination related claims, including any claim for salary, bonuses, severance pay and benefits.

1996 OPTION EXERCISES AND OUTSTANDING STOCK OPTION VALUES AS OF
DECEMBER 31, 1996

        The following table shows the number of shares acquired by the Named Executive Officers upon their exercise of stock options during 1996, the value realized by such Named Executive Officers upon such exercises, the number of shares of common stock covered by both exercisable and non-exercisable stock options as of December 31, 1996 and their respective values at such date.


                    AGGREGATED OPTION EXERCISES IN 1996 AND
           AGGREGATED OPTIONS AND OPTION VALUES AT DECEMBER 31, 1996

                                                                Number of
                                                          Securities Underlying            Value of Unexercised
                                                           Unexercised Options           In-the-Money Options at
                               Shares                      December 31, 1996(#)           December 31, 1996($)(1)
                             Acquired on     Value      --------------------------      --------------------------
           Name              Exercise(#)  Realized($)   Exercisable  Unexercisable      Exercisable  Unexercisable
-------------------------    -----------  -----------   -----------  -------------      -----------  -------------
Mark G. Harrington  . . . . .  30,000      $80,250        262,000       100,000            $289,662      $49,688

Francis H. Roth . . . . . . .  30,000       80,250        111,500        36,000             154,314       25,313

Gary S. Peck  . . . . . . . .  55,000      147,125         69,500        32,000              96,688       22,500

Albert J. McMullin  . . . . .    -0-         N/A           35,000        20,000              51,876       14,063

___________________________________

(1) On December 31, 1996, the closing bid price of the common stock as quoted by NASDAQ was $4.875 per share. Value is calculated on the basis of the differences between the option prices and $4.875, multiplied by the number of shares of common stock granted at the respective option prices. The option price for shares acquired by Messrs. Harrington, Roth and Peck during 1996 was $2.20 per share.
        The option prices for exercisable and unexercisable options granted to Messrs. Harrington, Roth, Peck and McMullin covering 287,000, 147,500, 101,500 and 55,000 shares, respectively, range from a low of $2.625 per share to a high of $4.6875 per share. The option price for the remaining unexercisable options is higher than $4.6875 and therefore no value is ascribed to such options in the above table.

RESTRICTED SHARE VALUES AS OF DECEMBER 31, 1996

        The following table shows the number of restricted shares of common stock held by the Named Executive Officers and their values at December 31, 1996:


                          RESTRICTED STOCK SHARES AND
                  RESTRICTED STOCK VALUES AT DECEMBER 31, 1996

                                           Restricted            Restricted
              Name                         Shares(#)            Share Value($)
              ----                         ----------           --------------
      Mark G. Harrington . . . . . . . .     23,750                $115,781

      Francis H. Roth  . . . . . . . . .     15,625                  75,172

      Gary S. Peck . . . . . . . . . . .     12,500                  60,938

      Albert J. McMullin . . . . . . . .      8,500                  41,438

___________________________________

(1) The Restricted Shares were originally prohibited from being sold, tendered, assigned, transferred, pledged or otherwise encumbered prior to the earliest of April 28, 1997 (lapse date), the date of a grantee's death or disability, or the date of a "Change of Control" of the Company, as defined in the Restricted Stock Agreement. The Restricted Stock Agreement was subsequently amended to designate January 15, 1997, as the lapse date, at which time the Restricted Shares became unrestricted.

(2) The value of Restricted Shares at December 31, 1996 is calculated by multiplying the number of Restricted Shares by the December 31, 1996 closing bid price of the common stock as quoted by NASDAQ, which was $4.875 per share.

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Board of Directors consists of Vinod K. Dar and Herbert Oakes Jr.


         STOCK OPTION AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE
COMPENSATION

         The Stock Option and Compensation Committee's (the "Compensation Committee") principal duties are to review and approve the compensation of the officers of the Company. In addition, the Compensation Committee administers the Company's 1994 Stock Option Plan and has the sole authority to make grants to officers pursuant to such plan. Members of the Compensation Committee are not eligible to participate in the 1994 Stock Option Plan.

         EXECUTIVE COMPENSATION. The Compensation Committee believes that compensation of executive officers should not only be adequate to attract, motivate and retain competent executive personnel, but should also serve to align the interests of executive officers with those of stockholders. To achieve these ends the Company has adopted both short-term and long-term incentive compensation plans that are dependent upon the Company's performance. The Compensation Committee does not currently intend to award levels of compensation that would result in a limitation on the deductibility of a portion of such compensation for federal income tax purposes pursuant to
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"); however, the Compensation Committee may authorize compensation that results in such limitations in the future if it determines that such compensation is in the best interest of the Company.

         BASE SALARY. While the Compensation Committee believes it is crucial to provide salaries within a competitive market range in order to attract and retain personnel who are highly talented, the Compensation Committee has established a philosophy of generally providing conservative base salaries coupled with incentive compensation opportunities that strongly emphasize pay-for-performance. The specific competitive markets considered depend on the nature and level of the positions in question and the labor markets from which qualified individuals would be recruited. For 1996, the Compensation Committee increased base salaries for the top three officers, which salaries had not been increased since 1992, by 12% to reflect Consumer Price Index increases for the years 1993, 1994 and 1995. Also an additional increase of 10% was granted, after consultation with an independent human resources consulting firm and a review of peer group information, to be based, in part, on the successful closing of the Company's equity offering, resulting in a total increase of 22% over 1995 levels. The Compensation Committee intends to review the executive group's salaries on a biannual basis and adjust them if they deviate substantially from the average for other comparable companies or from salary levels implied by other market data.

         INCENTIVE BONUS COMPENSATION. The Compensation Committee is responsible for determining the participants, performance criteria to be used, award levels and allocation of incentives. Any allocated incentives are awarded to executive officers based upon performance factors that are reviewed annually to reflect the Company's goals for that year. It is the overall objective of the Company that the Incentive Plan not reward employees until the Company's stockholders have been appropriately rewarded for investing in the Company. The Compensation Committee is not required to grant awards for all amounts available under the Incentive Plan. For the 1996 performance year, a total of $285,000 was available for awards, and $142,500 was paid. Awards granted to the named executive officers for the 1996 performance year are presented under "Bonus" in the Summary Compensation Table.

         1994 STOCK OPTION PLAN. The Company's 1994 Stock Option Plan authorizes the Compensation Committee to award stock options to purchase up to 800,000 shares of Common Stock to the officers and employees of the Company. The Compensation Committee determined, after consultation with an independent human resources consulting firm, that this number was comparable to the number of shares available for grant under stock option plans of similar companies. The Compensation Committee generally grants non-statutory options at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Options have five-year terms, with exercise restrictions that lapse over a two-year period.

         Stock option grants are designed to align the long-term interests of the Company's executive officers with those of its stockholders by linking compensation to Company goals, as well as by enabling officers to develop and maintain a significant, long-term equity ownership position in the Company.

         Awards of stock options to the named executive officers in 1996 pursuant to the 1994 Stock Option Plan are presented under "Long-Term Awards" in the Summary Compensation Table. Such awards were granted in order to provide the named executive officers with further incentive with respect to the Company's future performance, to further align the interests of such executive officers with those of the Company's stockholders, to provide additional incentive for such executive officers to continue in their positions with the Company and to award such executive officers for their contribution to the Company's performance in 1996.

         401(K) PLAN. Under the Company's 401(k) profit sharing plan, eligible employees, including executive officers, are permitted to defer receipt of up to 15% of their compensation (subject to certain limitations imposed under the Code). The amounts held under the plan are to be invested among various investment funds maintained under the plan in accordance with the directions of each participant. The plan is administered by an outside benefits specialist.

         Salary deferral contributions by participants are 100% vested. Participants or their beneficiaries are entitled to payment of vested benefits upon termination of employment. In addition, hardship distributions to participants from the plan are available under certain conditions. The amount of benefits ultimately payable to a participant under the plan depends on the level of the participant's elective deferrals under the plan and the performance of the investment funds maintained under the plan in which contributions are invested. The Company currently does not have any provisions for matching employee's deferral contributions in the Plan.

         CHIEF EXECUTIVE OFFICER COMPENSATION. As described above, the Company's executive compensation philosophy, including the compensation of the Company's Chief Executive Officer, Mark G. Harrington, is a competitive, but conservative, base salary and incentive compensation based upon the Company's performance. In setting both the cash-based and the equity-based elements of Mr. Harrington's compensation, the Compensation Committee made an overall assessment of Mr. Harrington's leadership in achieving the Company's long-term strategic and business goals.

         BASE SALARY. Mr. Harrington's base salary for 1996 was $231,800. Mr. Harrington's base salary reflects a consideration of both competitive forces and the Company's performance. The Company does not assign specific weights to these categories. It is based upon the criteria set forth above under "Executive Compensation - Base Salary."

         INCENTIVE COMPENSATION. Mr. Harrington was awarded $80,908 bonus for the 1996 performance year. This award was based upon the criteria set forth above under "Executive Compensation - Incentive Bonus Compensation."

         STOCK OPTION PLAN. Mr. Harrington was granted options to purchase 75,000 shares of Common Stock pursuant to the 1994 Stock Option Plan in 1996. These awards were based on the factors described above under "Executive Compensation - 1994 Stock Option Plan."


                                          Compensation Committee


                                          Vinod K. Dar
                                          Herbert Oakes, Jr.

                               PERFORMANCE GRAPH

    The following Performance Graph compares the Company's cumulative total stockholder return on its Common Stock for a five-year period (December 31, 1991 to December 31, 1996) with the cumulative total return of the NASDAQ Composite (US) and a peer group described more fully below (the "Peer Group"). Dividend reinvestment has been assumed and, with respect to Companies in the Peer Group, the returns of each such Company have been weighted to reflect relative Stock Market Capitalization as of the beginning of the measurement period.


                             [PERFORMANCE GRAPH]

    The Peer Group consists of Abraxas Petroleum Corp., Arch Petroleum, Inc., Callon Petroleum Co., Howell Corporation, Lomak Petroleum, Inc., McFarland Energy, Inc. and PANACO Inc.

                       TRANSACTIONS WITH RELATED PARTIES

        In October 1996, Bakersfield Gas, L.P., the holder of the
Series E Junior Convertible Preferred Stock (the "Series E Preferred Stock"), exercised its right pursuant to the terms thereof to convert its entire 30,000 shares of Series E Preferred Stock into 857,143 shares of common stock of the Company. Additionally, the Company completed an agreement with Bakersfield Gas, L.P. in June 1995 for the exchange of a warrant to purchase 1,000,000 shares of common stock for 182,500 shares of common stock of the Company. This warrant had an exercise price of $5.00 per share and would have expired on June 30, 2001. Robert A. Shore, who is the Chief Executive Officer of Bakersfield Energy Resources, Inc., the general partner of Bakersfield Gas, L.P., was a director of the Company from July 6, 1994, until his resignation on March 14, 1997.

        In November 1996, EV Fund II, Ltd., the holder of the Series A 8% Cumulative Convertible Preferred Stock (the "Series A Preferred Stock"), exercised its right pursuant to the terms thereof to convert its entire 5,000 shares of Series A Preferred Stock into 71,459 shares of common stock of the Company. The general partner of EV Fund II, Ltd. is Harrington and Company International Incorporated, of which Mr. Mark G. Harrington, the Company's Chief Executive Officer and Chairman of the Board, is the majority stockholder, the President and a director.

        Vinod K. Dar, a director of the Company, was the Chairman of the Board of Directors and Chief Executive Officer of Sunrise Energy Services, Inc. ("Sunrise Energy") from October 1992 to October 1994. In November 1994, Sunrise Marketing Company (a subsidiary of Sunrise Energy) filed a voluntary petition for protection under Chapter 11, Title 11 of the United States Bankruptcy Code. As of December 31, 1995, Sunrise Marketing Company owed the Company approximately $92,000 for gas delivered by the Company during the term of a contract acquired with the Company's acquisition of the Bakersfield Properties. The Company subsequently wrote off this $92,000 to bad debt expense as a result of ensuing bankruptcy proceedings.

        In April 1997, the Company entered into an agreement with Jefferies & Company, Inc. ("Jefferies") to act as a financial advisor to the Company and to assist in locating a potential buyer. The Company has agreed to pay Jefferies a $250,000 fee for its services payable in monthly installments over a 12 month period but payment is accelerated upon the sale of the Company. In the event Jefferies were engaged to represent a purchaser of the Company, Jefferies has agreed to forfeit any further fees if a sale transaction is consummated with a purchaser represented by Jefferies. The Company also agreed to certain indemnity, contribution and expense reimbursement to Jefferies. The agreement has a term of one year but is subject to earlier termination by either party. In that event only the amount earned to date of termination by Jefferies is payable. David E. K. Frischkorn, Jr., a nominee for Class III Director position at the December 16, 1997, annual shareholders' meeting, is Managing Director in the Energy Corporate Finance Department of Jefferies.

                              SECTION 16 REPORTING

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership to the Securities and Exchange Commission (the "Commission"). Officers, directors and greater than 10% stockholders are required by the Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of copies of such reports received by it and written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from January 1, 1996 to December 31, 1996 all filing requirements applicable to its officers, directors and greater than 10% stockholders were complied with on a timely basis.

                             STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company at its principal executive office by July 14,1998, in order for such proposals to be included in the Company's proxy statement and form of proxy for such meeting. Stockholders submitting such proposals are requested to address them to the Secretary, HarCor Energy, Inc., 4400 Post Oak Parkway, Suite 2220, Houston, Texas 77027. It is suggested that such proposals be sent by certified mail, return receipt requested.

                              INDEPENDENT AUDITORS

Arthur Andersen & Co. has been selected to serve as the Company's independent auditors for 1996. Representatives of that firm will be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if they so desire.


                                 OTHER MATTERS

The Company knows of no other matters to be presented at the Annual Meeting, but if any other matters should properly come before the meeting, it is intended that the persons named in the accompanying proxies will vote the same in accordance with their best judgment.


ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                                              By Order of the Board of Directors




                                                        Gary S. Peck
                                                        Secretary

Houston, Texas
November 14, 1997

--------------------------------------------------------------------------------

                              HARCOR ENERGY, INC.
P

R                        Proxy for 1997 Annual Meeting

O           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

X       The undersigned hereby appoints Mark C. Harrington, Gary S. Peck,
    Francis H. Roth and each of them, with or without the others, proxies,
Y with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote at the 1997 Annual Meeting of Stockholders of HarCor Energy, Inc. (the "Company"), to be held in Houston, Texas on December 16, 1997, at 10:00 a.m. (local time) and all adjournments and postponements thereof as follows:


          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING
                             THE ENCLOSED ENVELOPE.



--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

-------------------------------------------------------------------------------
This Proxy will be voted as you specify on this card.         Please mark
If no specification is made, this Proxy will be voted        your votes as
with respect to item (1) FOR the nominees listed             indicated in
and FOR proposal (2). Receipt of the Notice of the           this example
1997 Annual Meeting and the related Proxy Statement               [X]
is hereby acknowledged or waived by your signature hereon.

1. Election of Directors

            FOR                       WITHHOLD
   all nominees listed below          AUTHORITY
   (except as marked to the       to vote for all
       contrary below)         nominees listed below
            [ ]                         [ ]


2. In their discretion, upon any other business which may properly come before said meeting.

       FOR        AGAINST         ABSTAIN
       [ ]          [ ]             [ ]


(Instruction: To withhold authority to vote for         I plan to attend  [ ]
and individual nominee strike a line through              the meeting.
the nominee's name in the list below.)


Vinod K. Dar (Class III)
David E.K. Frischkorn, Jr. (Class III)


                                              --
                                                |



Signature(s)_____________________________________Dated___________________, 1997

NOTE: Please sign your name exactly as it apppears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as it appears herein. If held by a corporation, please sign in the full corporate name by the president or other authorized officer.

--------------------------------------------------------------------------------
                                 FOLD AND DETACH HERE